Exhibit 5.10

CONSENT OF D. QI

In connection with (1) the “Technical Report on the Nechalacho Deposit, Thor Lake Project, Northwest Territories, Canada”, dated March 13, 2011 (the “Thor Lake Report”) and (2) the short form prospectus dated April 21, 2011 (the “Prospectus”), which includes reference the undersigned in connection with the Thor Lake property,the undersigned hereby consents to reference to the undersigned’s name and information derived from the Thor Lake Report and the Prospectus included or incorporated by reference in the Registration Statement on Form F-10 being filed by Avalon Rare Metals Inc. with the United States Securities and Exchange Commission.

/s/ Dezhi Qi

Name:	Dezhi Qi, P.Eng.
Title:	Process Engineer, Avalon Rare Metals, Inc.

Date: April 21, 2011